UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

VISTRA ENERGY CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-4833255 (I.R.S. Employer Identification No.)

6555 Sierra Drive Irving, Texas 75039 (Address of Principal Executive Offices)	75039 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
7.00% Tangible Equity Units	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-199179

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

For a description of the Tangible Equity Units, reference is made to the information under the caption “Description of the Units” in the prospectus supplement dated June 15, 2016 (the “Prospectus Supplement”), filed by Dynegy Inc. with the Securities and Exchange Commission (the “Commission”) on June 17, 2016, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Act”), to the Prospectus dated October 6, 2014 filed as a part of Dynegy Inc.’s registration statement on Form S-3 (File No. 333-199179), as filed with the Commission on October 6, 2014, which description is incorporated by reference. Each Unit is comprised of a prepaid stock purchase contract and an amortizing note. For a description of the prepaid stock purchase contract, reference is made to the information under the caption “Description of the Purchase Contracts” in the Prospectus Supplement and under the caption “Description of Capital Stock” in the prospectus dated May 9, 2017, filed by Vistra Energy Corp. (the “Registrant”) with the Commission on May 9, 2017, pursuant to Rule 424(b)(3) under the Act, as part of the Registrant’s registration statement on Form S-1 (No. 333-215288), as amended. For a description of the amortizing note, reference is made to the information under the caption “Description of the Amortizing Notes” in the Prospectus Supplement. Each such description referred to above is hereby incorporated by reference and made a part of this registration statement in its entirety, except that (1) each reference to Dynegy Inc. and/or its common stock or equity securities shall be replaced in such descriptions with a reference to the Registrant and/or its common stock or equity securities, as the case may be, and (2) the right to settlement of each prepaid stock purchase contract into shares of Dynegy Inc. common stock shall be replaced in such descriptions with a right to settlement of such prepaid stock purchase contract into shares of the Registrant’s common stock, as adjusted to reflect the exchange ratio set forth in the Agreement and Plan of Merger, dated as of October 29, 2017 (“Merger Agreement”), by and between the Registrant and Dynegy Inc., filed by the Registrant with the Commission as Annex A to the joint proxy statement and prospectus dated December 13, 2017 as a part of the Registrant’s registration statement on Form S-4 (File No. 333-222049), and as further adjusted pursuant to the First Supplement to Purchase Contract Agreement, dated as of April 9, 2018, between the Registrant and Wilmington Trust, National Association, as purchase contract agent and attorney-in-fact for the holders, and as trustee, filed herewith (the “First Supplement”). As a result of such adjustments to reflect the exchange ratio set forth in the Merger Agreement, (1) the Minimum Settlement Rate was adjusted to 3.2731 shares of common stock of the Registrant, (2) the Maximum Settlement Rate was adjusted to 4.0421 shares of common stock of the Registrant, (3) the Reference Price per share was adjusted to $24.7393 from $16.13, (4) the Threshold Appreciation Price was adjusted to $30.5521 from $19.92 and (5) the Fundamental Change Early Settlement Rates and Stock Prices set forth in the table included in Section 5.02(e) of the Purchase Contract Agreement, dated as of June 21, 2016, between Dynegy Inc. and Wilmington Trust, National Association, as purchase contract agent and attorney-in-fact for the holders, and as trustee (the “Purchase Contract Agreement”), were adjusted as set forth in the First Supplement, in each case, subject to further adjustment from time to time as provided in the Purchase Contract Agreement (as amended by the First Supplement).

Item 2. Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and between Vistra Energy Corp. and Dynegy Inc., dated October 29, 2017 (incorporated by reference to Annex A to the Registrant’s Form S-4 (Registration No. 333-222049) filed on December 13, 2017)

3.1	Certification of Incorporation of TCEH Corp. (now known as Vistra Energy Corp.), dated October 3, 2016 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-1 (Registration No. 333-215288) filed on December 23, 2016)

3.2	Certificate of Amendment of Certificate of Incorporation of TCEH Corp. (now known as Vistra Energy Corp.), dated November 2, 2016 (incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-1 (Registration No. 333-215288) filed on December 23, 2016)

3.3	Restated Bylaws of Vistra Energy Corp., dated November 4, 2016 (incorporated by reference to Exhibit 3.3 of the Registrant’s Form S-1 (Registration No. 333-215288) filed on December 23, 2016)

4.1	Indenture, dated as of June 21, 2016, between Dynegy Inc. and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.1 of Dynegy Inc.’s Form 8-K (Registration No. 001-33443) filed on June 21, 2016)

4.2	First Supplemental Indenture, dated as of June 21, 2016, between Dynegy Inc. and Wilmington Trust, National Association, as trustee (including the form of the amortizing note) (incorporated by reference to Exhibit 4.2 of Dynegy Inc.’s Form 8-K (Registration No. 001-33443) filed on June 21, 2016)

4.3	Second Supplemental Indenture, dated as of April 9, 2018, between Vistra Energy Corp. and Wilmington Trust, National Association, as trustee

4.4	Purchase Contract Agreement, dated as of June 21, 2016, between Dynegy Inc. and Wilmington Trust, National Association, as purchase contract agent and attorney-in-fact for the holders, and as trustee (including the form of unit and form of purchase contract) (incorporated by reference to Exhibit 4.3 of Dynegy Inc.’s Form 8-K (Registration No. 001-33443) filed on June 21, 2016)

4.5	First Supplement to Purchase Contract Agreement, dated as of April 9, 2018, between Vistra Energy Corp. and Wilmington Trust, National Association, as purchase contract agent and attorney-in-fact for the holders, and as trustee

99.1	Prospectus Supplement of Dynegy Inc., dated June 15, 2016 and filed on June 17, 2016, relating to the Units of Dynegy Inc. and accompanying prospectus filed October 6, 2014 (File No. 333-199179) (incorporated by reference)

99.2	Prospectus of Vistra Energy Corp., dated May 9, 2017 and filed on May 9, 2017, relating to the common stock of Vistra Energy Corp. (File 333-215288) (incorporated by reference)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VISTRA ENERGY CORP.

By:	/s/ Kristopher E. Moldovan
	Name:	Kristopher E. Moldovan
	Title:	Senior Vice President and Treasurer

Date: April 9, 2018